CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 5, 2010, relating to the financial statements and financial highlights which appears in the February 28, 2010 Annual Report to Shareholders of Systematic Value Fund and Systematic Mid-Cap Value Fund (two of the series constituting Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and Financial Statements” in such Registration Statement.

Philadelphia, Pennsylvania

June 28, 2010